UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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CPI CORP.
(Name of Registrant as Specified in Its Charter)

RAMIUS VALUE AND OPPORTUNITY MASTER FUND LTD
RAMIUS ENTERPRISE MASTER FUND LTD
STARBOARD VALUE & OPPORTUNITY FUND, LLC
RAMIUS MERGER ARBITRAGE MASTER FUND LTD
RAMIUS MULTI-STRATEGY MASTER FUND LTD
RAMIUS LEVERAGED MULTI-STRATEGY MASTER FUND LTD
RAMIUS ADVISORS, LLC
RCG STARBOARD ADVISORS, LLC
RAMIUS LLC
C4S & CO., L.L.C.
PETER A. COHEN
MORGAN B. STARK
JEFFREY M. SOLOMON
THOMAS W. STRAUSS
PETER A. FELD
JOSEPH C. IZGANICS

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Ramius Value and Opportunity Master Fund Ltd, an affiliate of Ramius LLC (“Ramius”), together with the other participants named herein, has made a preliminary filing with the Securities and Exchange Commission ("SEC") of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes for the election of its nominees at the 2009 annual meeting of stockholders of CPI Corp., a Delaware corporation (the “Company”).

On May 27, 2009, Ramius issued the following press release:

RAMIUS FILES PRELIMINARY PROXY MATERIALS TO ELECT TWO DIRECTOR CANDIDATES TO THE CPI CORP. BOARD OF DIRECTORS AT THE 2009 ANNUAL MEETING

Sends Letter to Chairman David Meyer Expressing Disappointment with Board’s Decision Not to Re-Nominate Peter A. Feld, a Ramius Representative and Current Director

Addresses Mischaracterizations in the Company’s Preliminary Proxy Statement

NEW YORK, NY – May 27, 2009 – RCG Starboard Advisors, LLC, an affiliate of Ramius LLC (collectively, “Ramius”), today announced that it filed on Friday, May 22, 2009 preliminary proxy materials with the SEC in connection with its nomination of two director candidates for election to the Board of Directors of CPI Corp. (“CPI” or the “Company”) (NYSE: CPY - News) at the Company’s 2009 Annual Meeting of Stockholders (the “Annual Meeting”), which is scheduled to be held on Wednesday, July 8, 2009.  Ramius is the largest shareholder of CPI, owning approximately 23% of the Company’s outstanding shares of Common Stock.  Ramius’ nominees include Peter A. Feld, a Ramius representative and an existing Director of CPI, and Joseph Izganics, a new independent director nominee with extensive experience in the retail industry.

Ramius also announced today that it sent a letter to the Chairman of the Board of CPI, David Meyer, expressing its disappointment with the Board’s decision not to re-nominate Peter A. Feld for election at the Annual Meeting and addressing mischaracterizations contained in the Company’s preliminary proxy statement.

The full text of the letter follows:

May 27, 2009

Mr. David M. Meyer
Chairman of the Board
CPI Corp.
1706 Washington Avenue
St. Louis, MO   63103

Dear David:

We are writing to express our disappointment that under your direction, the Board of Directors has determined not to re-nominate me, a representative of Ramius, as a director for election at the 2009 Annual Meeting of Stockholders of CPI Corp. (“CPI” or the “Company).  As you know, RCG Starboard Advisors, LLC, a subsidiary of Ramius LLC (together with its affiliates, “Ramius” or the “Ramius Group”) currently owns approximately 23% of the outstanding common stock of CPI, making us the largest stockholder of the Company.  We have been a stockholder for over five years and have demonstrated a long-term commitment to the Company.  We feel the Board’s action not to re-nominate a representative of the Company’s largest stockholder only serves to further disenfranchise stockholders and demonstrates our contention that changes are needed to the composition of the Board to ensure that the Company is being run in the best interests of all stockholders.

Further, we would also like to address specific mischaracterizations that we believe the Company has made in its recent preliminary proxy statement filed with the Securities and Exchange Commission on May 20, 2009.  The Company makes the assertion in its preliminary proxy statement that Ramius is seeking “additional influence to control the timing of an eventual sale of the Company.”  As you well know, we are not proposing any new candidates to the Board that are directly affiliated with Ramius.  Instead, we have proposed highly qualified and truly independent directors with extensive experience in the retail and consumer products industry in order to improve the quality, independence, and productivity of the Board.  These candidates were identified by a third-party search firm and have absolutely no prior connection to Ramius or its affiliates.  Any statement to the contrary is completely baseless.

Frankly, we find it disingenuous that you would accuse Ramius of trying to assert “additional influence” on the Board of CPI.  Between you and Michael S. Koeneke, both members of Knightspoint Partners, you hold two out of six current Board seats, including the Chairmanship, or 33 1/3% of the Board.  Yet in total, Knightspoint owns just 102,321 shares it directly purchased, representing 1.5% of the shares outstanding.  The remaining 142,383 shares1 you and Mr. Koeneke control were granted to you by the Board as compensation.  In the past two years, the Board has enriched you and Mr. Koeneke with compensation totaling over $2.2 million2.  This compares to the negative 85% stock price performance of CPI over the past two years since May 22, 2009.

The changes to the Board we are pushing for do not give any constituent, including Ramius, more influence.  The changes will create a balanced Board composed of truly independent directors with relevant industry expertise as well as shareholder representation that is not disproportionate with respect to ownership.

We also take issue with the allegation in the Company’s preliminary proxy statement that Ramius has “pressed the Board for a sale of the Company despite the current difficult environment…” We believe this allegation is again highly misleading.  During the period between September 2008 and February 2009, the Company came precariously close to breaching a bank covenant that required minimum EBITDA of $50 million.  A covenant breach could have triggered a mandatory repayment of all outstanding debt at a time when the credit markets were effectively shutdown and refinancing would have been costly and difficult.  Therefore, I felt it prudent for the Board of CPI (or any Board faced with a similar financing issue) to evaluate any and all strategic and financial options in order to ensure stockholder value would be preserved and enhanced as well as to be prepared in case the Company’s lenders were unreasonable.  To characterize my actions in any other manner is frankly disingenuous and merely serves to inappropriately distract stockholders from the significant governance issues that we have highlighted.

Finally, in reference to the 10b-5 trading plan that Ramius filed with the Securities and Exchange Commission on January 23, 2009, the implication in the Company’s preliminary proxy statement that this somehow demonstrates our interest in “gaining liquidity for its investment” is, once again, false and misleading.  In fact, the purpose of the plan is merely to allow Ramius to rebalance its portfolios, and the shares subject to the plan represent but a small minority of our total position.  Ramius continues to own over 1.6 million shares, representing over 23% of the outstanding shares, and expects to remain the largest stockholder of the Company for the foreseeable future.  This compares to the 102,321 shares directly purchased by Knightspoint Partners, representing less than 1.5% of shares outstanding.  Any implication that our interests are somehow not aligned with those of all stockholders of CPI Corp. is simply false.  We are committed to the long term success of CPI and will continue to fight for the best interests of all stockholders.

Best Regards,

Peter A. Feld
Ramius LLC

(1) Includes 18,152 restricted shares per Company's 2009 preliminary proxy statement.

(2) Per Company's 2008 proxy statement and 2009 preliminary proxy statement.

About Ramius LLC

Ramius LLC is a registered investment advisor that manages assets in a variety of alternative investment strategies. Ramius LLC is headquartered in New York with offices located in London, Tokyo, Hong Kong, Munich, and Vienna.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Ramius Value and Opportunity Master Fund Ltd (“Value and Opportunity Master Fund”), together with the other participants named herein, has made a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of a slate of director nominees at the 2009 annual meeting of stockholders of CPI Corp., a Delaware corporation (the “Company”).

VALUE AND OPPORTUNITY MASTER FUND ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.  REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in this proxy solicitation are Value and Opportunity Master Fund, Ramius Enterprise Master Fund Ltd (“Enterprise Master Fund”), Starboard Value & Opportunity Fund, LLC (“Starboard Value & Opportunity Fund”), Ramius Merger Arbitrage Master Fund Ltd (“Merger Arbitrage Master Fund”), Ramius Multi-Strategy Master Fund Ltd (“Multi-Strategy Master Fund”), Ramius Leveraged Multi-Strategy Master Fund Ltd (“Leveraged Multi-Strategy Master Fund”), Ramius Advisors, LLC (“Ramius Advisors”), RCG Starboard Advisors, LLC (“RCG Starboard Advisors”), Ramius LLC (“Ramius”), C4S & Co., L.L.C. (“C4S”), Peter A. Cohen (“Mr. Cohen”), Morgan B. Stark (“Mr. Stark”), Thomas W. Strauss (“Mr. Strauss”), Jeffrey M. Solomon (“Mr. Solomon”), Peter A. Feld (“Mr. Feld”) and Joseph C. Izganics (“Mr. Izganics”).

As of the date hereof, Value and Opportunity Master Fund beneficially owned 797,988 shares of Common Stock, Starboard Value and Opportunity Fund beneficially owned 212,040 shares of Common Stock, Merger Arbitrage Master Fund beneficially owned 192,000 shares of Common Stock, Leveraged Multi-Strategy Master Fund beneficially owned 29,213 shares of Common Stock, Multi-Strategy Master Fund beneficially owned 179,614 shares of Common Stock and Enterprise Master Fund beneficially owned 202,054 shares of Common Stock.  As of the date hereof, RCG Starboard Advisors (as the investment manager of Value and Opportunity Master Fund and the managing member of Starboard Value and Opportunity Fund) is deemed to be the beneficial owner of the (i) 797,988 shares of Common Stock owned by Value and Opportunity Master Fund and (ii) 212,040 shares of Common Stock owned by Starboard Value and Opportunity Fund.  As of the date hereof, Ramius Advisors (as the investment advisor of Multi-Strategy Master Fund, Merger Arbitrage Master Fund, Leveraged Multi-Strategy Master Fund and Enterprise Master Fund) is deemed to be the beneficial owner of the (i) 179,614 shares of Common Stock owned by Multi-Strategy Master Fund, (ii) 192,000 shares of Common Stock owned by Merger Arbitrage Master Fund, (iii) 29,213 shares of Common Stock owned by Leveraged Multi-Strategy Master Fund, and (iv) 202,054 shares of Common Stock owned by Enterprise Master Fund.  As of the date hereof, Ramius (as the sole member of each of RCG Starboard Advisors and Ramius Advisors), C4S (as the managing member of Ramius) and Messrs. Cohen, Stark, Strauss and Solomon (as the managing members of C4S) are deemed to be the beneficial owners of the (i) 797,988 shares of Common Stock owned by Value and Opportunity Master Fund, (ii) 212,040 shares of Common Stock owned by Starboard Value and Opportunity Fund, (iii) 179,614 shares of Common Stock owned by Multi-Strategy Master Fund, (iv) 192,000 shares of Common Stock owned by Merger Arbitrage Master Fund, (v) 29,213 shares of Common Stock owned by Leveraged Multi-Strategy Master Fund, and (vi) 202,054 shares of Common Stock owned by Enterprise Master Fund.  Messrs. Cohen, Stark, Strauss and Solomon share voting and dispositive power with respect to the shares of Common Stock owned by Value and Opportunity Master Fund, Starboard Value and Opportunity Fund, Multi-Strategy Master Fund, Merger Arbitrage Master Fund, Leveraged Multi-Strategy Master Fund and Enterprise Master Fund by virtue of their shared authority to vote and dispose of such shares of Common Stock.

As of the date hereof, Messrs. Feld and Izganics do not directly own any shares of Common Stock of the Company.

As members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of the participants in this proxy solicitation is deemed to beneficially own the shares of Common Stock of the Company beneficially owned in the aggregate by the other participants.  Each of the participants in this proxy solicitation disclaims beneficial ownership of such shares of Common Stock except to the extent of his or its pecuniary interest therein.